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                                                                    Exhibit 11.1


                        INTEGRATED SILICON SOLUTION, INC.
                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                                    Years Ended
                                                                    September 30,
                                                          1997           1996          1995
                                                        --------       --------      --------

Net income (loss) ................................      $ (7,686)      $  1,015      $ 29,653
                                                        ========       ========      ========

Computation of weighted average common and common equivalent shares outstanding:

     Weighted average common shares
          Outstanding ............................        17,748         17,457        12,128

     Common equivalent shares from dilutive
          preferred stock ........................             -              -         2,805

     Common equivalent shares from dilutive
          common stock options and warrants ......             -            899         1,470

     Common equivalent shares from stock and stock
          options granted during the
          twelve-month period prior to the
          Company's initial public offering .........         -              -           131
                                                        --------       --------      --------

Shares used in per share calculations ............        17,748         18,356        16,534
                                                        ========       ========      ========

Net income (loss) per share ......................      $  (0.43)      $   0.06      $   1.79
                                                        ========       ========      ========
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